Exhibit 99.1

TIDEWATER ANNOUNCES EFFECT OF NEW TAX BILL

NEW ORLEANS, October 12, 2004 – Tidewater Inc. (NYSE: TDW) announced today that certain provisions of the newly enacted “American Jobs Creation Act of 2004” could have a significant positive effect on its future earnings and cash flows. The Act, which has been approved by both the United States Senate and House of Representatives, is expected to be signed by the President in the near future.

Under its current operating structure, the Act will afford Tidewater the ability to omit the majority of future international operating income from then current U.S. taxable income. The particular relevant provision, to be effective for Tidewater as of April 1, 2005, would thus enhance future cash flow as well as reported financial earnings by removing such international income from being subjected to the current United States statutory tax rate of 35%. However, such international income has historically been taxed in the relevant foreign jurisdictions at a rate that approximates 18-19% annually, which should remain unaffected by the passage of this legislation. In recent fiscal years, substantially all of Tidewater’s income has been generated by its international operations.

“The Act,” said Chairman and Chief Executive Officer of Tidewater, Dean E. Taylor, “will go a long way toward achieving the goal of putting worldwide competition for United States shipping companies on a level playing field by instituting a taxing scheme similar to that enjoyed by most of our international competitors.”

Tidewater Inc. owns and operates nearly 570 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Contact: Keith Lousteau 504-568-1010